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                                                                      EXHIBIT 12

                              TRUSERV CORPORATION

          SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

          FOR THE TWENTY-SIX WEEKS ENDED JULY 3, 1999 AND JULY 4, 1998 AND

               FOR THE FISCAL YEARS ENDED 1998, 1997, 1996, 1995, 1994
                                   (000'S OMITTED)


                                             TWENTY-SIX WEEKS ENDED                         YEAR END
                                           ---------------------------   -----------------------------------------------
                                           JULY 3, 1999   JULY 4, 1998    1998      1997      1996      1995      1994
                                           ------------   ------------   -------   -------   -------   -------   -------
Net earnings after tax..................     $(6,195)       $18,580      $20,480   $42,716   $52,410   $59,037   $60,318
Add: Tax provision......................       1,679            320          597     1,600       362       176     1,163
                                             -------        -------      -------   -------   -------   -------   -------
Pretax income...........................      (4,516)        18,900       21,077    44,316    52,772    59,213    61,481
                                             -------        -------      -------   -------   -------   -------   -------
Add: Fixed charges
    Interest paid to members............       6,753          7,656       16,390    17,865    18,460    20,627    22,894
    Other interest paid.................      22,338         17,913       38,710    19,100    10,175     9,298     7,493
                                             -------        -------      -------   -------   -------   -------   -------
    Total interest expense..............      29,091         25,569       55,100    36,965    28,635    29,925    30,387
                                             -------        -------      -------   -------   -------   -------   -------
    Rental expenses.....................      15,284         13,156       28,291    19,890    14,971    10,063     9,098
    % of rental expenses................       33.33%         33.33%       33.33%    33.33%    33.33%    33.33%    33.33%
                                             -------        -------      -------   -------   -------   -------   -------
    Applicable rental expenses..........       5,094          4,385        9,430     6,629     4,990     3,354     3,032
                                             -------        -------      -------   -------   -------   -------   -------
    Total fixed charges.................      34,185         29,954       64,530    43,594    33,625    33,279    33,419
                                             -------        -------      -------   -------   -------   -------   -------
Pretax earnings before fixed charges....     $29,669        $48,854      $85,607   $87,910   $86,397   $92,492   $94,900
                                             =======        =======      =======   =======   =======   =======   =======
Pretax earnings ratio to fixed
  charges...............................         .87           1.63         1.33      2.02      2.57      2.78      2.84
                                             =======        =======      =======   =======   =======   =======   =======
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